Exhibit 23.2

Consent of Independent Registered Public Accounting Firm (Crowe)
We consent to the incorporation by reference in Registration Statement No. 333-141232 and No. 333-196873 on Form S-8 of Central Pacific Financial Corp. of our report dated June 27, 2019 appearing in this Annual Report on Form 11-K of Central Pacific Bank 401(k) Retirement Savings Plan for the year ended December 31, 2018.

/s/ Crowe LLP

Sacramento, CA
June 27, 2019